Exhibit 10.2

Amendment to Change in Control Agreement

Effective as of December     , 2007, the Amended and Restated Agreement, by and between Charles A. Boehlke Jr. and MSC Industrial Direct Co., Inc., dated December 27, 2005 (the “Agreement”) is hereby amended to comply with Section 409A of the Code and applicable regulations thereunder.  Unless the context clearly indicates otherwise, capitalized terms herein shall have the same meaning as in the Agreement.

1.                                       The clause in the sixteenth line of paragraph (a) of Section 7 that begins with the words “such payment to be made in” and ends with the words “referred in Section 13 hereof” is hereby deleted and replaced with the following:

such payment to be made in equal installments in accordance with the Corporation’s regular payroll policies (but not less frequently than biweekly) for a period of eighteen months, with the first such installment being made on the fifth (5th) business day following the six-month anniversary of Executive’s termination of employment;

2.                                       The following clause is hereby added to the end of paragraph (a) of Section 7 after the word “termination”, set off by a comma:

, provided that if any payment (or portion thereof) otherwise due under this clause (Z) during the first six (6) months following the Executive’s termination of employment is not exempt from the application of section 409A of the Code under applicable Treasury regulations, the amount subject to section 409A that would otherwise be paid during such first six months shall be held (without adjustment for earnings and losses) and paid on the fifth (5th) business day following the six-month anniversary of such termination date.

3.                                       The first sentence of paragraph (c) of Section 10 is hereby amended to read as follows:

Each indemnity payment to be made to the Executive pursuant to this Section 10 shall be payable within fifteen (15) business days of delivery of a written request (a “Request”) for such payment to the Corporation (which request may be made prior to the time the Executive is required to file a tax return showing a liability for an Excise Tax or other tax) but, in any event, such Request shall be made at least 15 business days prior to (i) the end of the Executive’s taxable year following the Executive’s taxable year in which an Excise Tax is remitted to a taxing authority, or (ii) in the event that no Excise Tax is remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

4.                                       The following clause is hereby added to the end of paragraph (e) of Section 10 and to the end of paragraph (f) of Section 10, set off in each case by a comma:

, provided that all such payments shall be paid (i) by the end of the Executive’s taxable year following the Executive’s taxable year in which such tax increase is remitted to a taxing authority, or (ii) in the event that no such tax increase is remitted, by the end of the Executive’s taxable year following the Executive’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

5.                                       Section 12 is hereby amended to read as follows:

As a condition to receiving the Special Severance Payment, (x) concurrently with entering into this Agreement, Executive shall execute the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement referred to in Section 13 hereof and attached as Exhibit B hereto and (y) shall execute and return the General Release in the form attached as Exhibit A hereto no later than 60 days following the Executive’s termination of employment, and Executive shall at all times be in compliance with such Agreement and Release.

6.                                       Paragraph (a) of Section 14 is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, it is the intent of the parties hereto that the Agreement, as amended herewith, conform in form and operation with the requirements of section 409A of the Code to the extent subject to section 409A, and that the Agreement as amended herewith be interpreted to the extent possible to so conform.

[signature page follows]

Thus, the parties knowingly and voluntarily execute this Amendment as of the dates set forth below.

MSC INDUSTRIAL DIRECT CO., INC.:		EXECUTIVE:

By:	/s/ J. Grampp	By:	/s/ Charles A. Boehlke Jr.

Title:	Comp. Director	Name:	Charles A. Boehlke Jr.

Date:	12/20/07	Date:	12/20/07